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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       -----------------------------------
                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 2)*

                        FLEXIINTERNATIONAL SOFTWARE, INC.
   --------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
   --------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   338923 10 5
   --------------------------------------------------------------------------
                                 (CUSIP Number)

                                 NOT APPLICABLE
   --------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]      Rule 13d-1(b)
    [ ]      Rule 13d-1(c)
    [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







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----------------------                                         -----------------
CUSIP No.  338923 10 5              SCHEDULE 13G               Page 1 of 5 pages
--------------------------------------------------------------------------------
     1.   NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          STEFAN R. BOTHE
--------------------------------------------------------------------------------
     2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     3.   SEC USE ONLY

--------------------------------------------------------------------------------
     4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S. CITIZEN
--------------------------------------------------------------------------------
                    5.     SOLE VOTING POWER
                           1,270,696 (1)
    NUMBER OF       ------------------------------------------------------------
     SHARES         6.     SHARED VOTING POWER
  BENEFICIALLY             NONE
   OWNED BY         ------------------------------------------------------------
     EACH           7.     SOLE DISPOSITIVE POWER
   REPORTING               1,270,696 (1)
    PERSON          ------------------------------------------------------------
                    8.     SHARED DISPOSITIVE POWER
                           NONE
--------------------------------------------------------------------------------
     9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,270,696 (1)
--------------------------------------------------------------------------------
    10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
          EXCLUDES CERTAIN SHARES                                         [X]
--------------------------------------------------------------------------------
    11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.0% (AS OF DECEMBER 31, 2000)
--------------------------------------------------------------------------------
    12.   TYPE OF REPORTING PERSON*
          IN
--------------------------------------------------------------------------------

(1) INCLUDES, PURSUANT TO RULE 13d-3, 66,668 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS AFTER DECEMBER 31, 2000. EXCLUDES, PURSUANT TO RULE 13d-4, 585,750 SHARES BENEFICIALLY OWNED BY JENNIFER V. CHENG, MR. BOTHE'S SPOUSE, WITH RESPECT TO WHICH MR. BOTHE DISCLAIMS BENEFICIAL OWNERSHIP.


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-----------------------                                        -----------------
CUSIP No.   338923 10 5           SCHEDULE 13G                 Page 2 of 5 pages
--------------------------------------------------------------------------------
     1.       NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              JENNIFER V. CHENG
--------------------------------------------------------------------------------
     2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     3.     SEC USE ONLY

--------------------------------------------------------------------------------
     4.     CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. CITIZEN
--------------------------------------------------------------------------------
                  5.     SOLE VOTING POWER
                         585,750 (2)
                  --------------------------------------------------------------
   NUMBER OF      6.     SHARED VOTING POWER
    SHARES               NONE
BENEFICIALLY      --------------------------------------------------------------
   OWNED BY       7.     SOLE DISPOSITIVE POWER
    EACH                 585,750 (2)
 REPORTING        --------------------------------------------------------------
  PERSON          8.     SHARED DISPOSITIVE POWER
                         NONE
--------------------------------------------------------------------------------
     9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            585,750 (2)
--------------------------------------------------------------------------------
    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        [X]
--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            3.3% (AS OF DECEMBER 31, 2000)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------------

(2) INCLUDES, PURSUANT TO RULE 13d-3, 44,500 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS AFTER DECEMBER 31, 2000 AND 5,000 SHARES HELD BY CHENG ASSOCIATES, A LIMITED PARTNERSHIP OF WHICH MS. CHENG IS THE GENERAL PARTNER. EXCLUDES, PURSUANT TO RULE 13d-4, 1,270,696 SHARES BENEFICIALLY HELD BY STEFAN R. BOTHE, MS. CHENG'S SPOUSE, WITH RESPECT TO WHICH MS. CHENG DISCLAIMS BENEFICIAL OWNERSHIP.


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-----------------------                                        -----------------
CUSIP No.   338923 10 5            SCHEDULE 13G                Page 3 of 5 pages
--------------------------------------------------------------------------------

ITEM 1(a).         NAME OF ISSUER:
                   FLEXIINTERNATIONAL SOFTWARE, INC.
--------------------------------------------------------------------------------
ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   TWO ENTERPRISE DRIVE
                   SHELTON, CONNECTICUT  06484
--------------------------------------------------------------------------------
ITEM 2(a).         NAME OF PERSONS FILING:
                   STEFAN R. BOTHE
                   JENNIFER V. CHENG
--------------------------------------------------------------------------------
ITEM 2(b).         ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                   C/O FLEXIINTERNATIONAL SOFTWARE, INC., TWO ENTERPRISE DRIVE, SHELTON, CONNECTICUT 06484
--------------------------------------------------------------------------------
ITEM 2(c).         CITIZENSHIP:
                   U.S. CITIZEN (AS TO BOTH REPORTING PERSONS)
--------------------------------------------------------------------------------
ITEM 2(d).         TITLE OF CLASS OF SECURITIES:
                   COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
ITEM 2(e).         CUSIP NUMBER:
                   338923 10 5
--------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

                   (a) [ ] Broker or Dealer registered under Section 15 of the
                           Exchange Act.

                   (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                           Act.

                   (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

                   (d) [ ] Investment company registered under Section 8 of
                           the Investment Company Act of 1940.

                   (e) [ ] An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E);

                   (f) [ ] An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

                   (g) [ ] A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);

                   (h) [ ] A savings association as defined in Section 3(b)
                           of the Federal Deposit Insurance Act;

                   (i) [ ] A church plan that is excluded from the
                           definition of an investment company under
                           section 3(c)(14) of the Investment Company
                           Act of 1940;

                   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
--------------------------------------------------------------------------------



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'


-----------------------                                        -----------------
CUSIP No.   338923 10 5            SCHEDULE 13G                Page 4 of 5 pages
--------------------------------------------------------------------------------

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               STEFAN R. BOTHE............................1,270,696
               JENNIFER V. CHENG............................585,750

          (b)  Percent of Class:

               STEFAN R. BOTHE............................1,270,696
               JENNIFER V. CHENG............................585,750

          (c)  Number of shares as to which such person has:

                    STEFAN R. BOTHE
                                                                ----------------
               (i)  Sole power to vote or to direct the vote      1,270,696 (3)
                                                                ----------------
              (ii)  Shared power to vote or to direct the vote    NONE
                                                                ----------------
             (iii)  Sole power to dispose or direct the
                    disposition of                                1,270,696 (3)
                                                                ----------------
              (iv)  Shared power to dispose or direct the
                    disposition of                                NONE
                                                                ----------------
                    JENNIFER V. CHENG
                                                                ----------------
               (i)  Sole power to vote or to direct the vote      585,750 (4)
                                                                ----------------
              (ii)  Shared power to vote or to direct the vote    NONE
                                                                ----------------
             (iii)  Sole power to dispose or direct the
                    disposition of                                585,750 (4)
                                                                ----------------
              (iv)  Shared power to dispose or direct the
                    disposition of                                NONE
                                                                ----------------

--------------------------------------------------------------------------------
ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. NOT APPLICABLE.

--------------------------------------------------------------------------------

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            NOT APPLICABLE.

--------------------------------------------------------------------------------

(3) INCLUDES, PURSUANT TO RULE 13d-3, 66,668 SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS AFTER DECEMBER 31, 2000. EXCLUDES, PURSUANT TO RULE 13d-4, 536,250 SHARES BENEFICIALLY OWNED BY JENNIFER V. CHENG, MR. BOTHE'S SPOUSE, AS TO WHICH MR. BOTHE DISCLAIMS BENEFICIAL OWNERSHIP.

(4) INCLUDES, PURSUANT TO RULE 13d-3, 44,500 SHARES SUBJECT TO OUTSTANDING OPTIONS EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 1999 AND 5,000 SHARES HELD BY CHENG ASSOCIATES, A LIMITED PARTNERSHIP OF WHICH MS. CHENG IS THE GENERAL PARTNER. EXCLUDES, PURSUANT TO RULE 13d-4, 1,270,696 SHARES BENEFICIALLY OWNED BY STEFAN R. BOTHE, MS. CHENG'S SPOUSE, AS TO WHICH MS. CHENG DISCLAIMS BENEFICIAL OWNERSHIP.


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----------------------                                         -----------------
CUSIP No.  338923 10 5             SCHEDULE 13G                Page 5 of 5 pages
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           NOT APPLICABLE.

--------------------------------------------------------------------------------

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           NOT APPLICABLE.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           NOT APPLICABLE.

--------------------------------------------------------------------------------

ITEM 10.   CERTIFICATIONS.

           NOT APPLICABLE.

--------------------------------------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 8, 2001
                                     ------------------------------------------
                                                      (Date)

                                                /s/ Stefan R. Bothe
                                     ------------------------------------------
                                                    (Signature)

                                         Stefan R. Bothe, CEO and Chairman
                                     ------------------------------------------
                                                   (Name/Title)


                                                 February 8, 2001
                                     ------------------------------------------
                                                      (Date)

                                              /s/ Jennifer V. Cheng
                                     ------------------------------------------
                                                   (Signature)

                                            Jennifer V. Cheng, Director
                                     ------------------------------------------
                                                   (Name/Title)